Exhibit 99.2
Annual Shareholder Meeting April 28, 2014 C A P E B A N C O R P
C A P E B A N C O R P Forward - Looking Statement Disclaimer This presentation contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms, or the negative of those terms. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, attendees should not place undue reliance on any forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; and other competitive, governmental, regulatory, and technological factors affecting Cape Bank and its operations, pricing, products, and services. Other factors that may cause actual results to differ from results expressed or implied by forward looking statements are described in Cape Bancorp's Form 10-K and other periodic filings by Cape Bancorp with the Securities and Exchange Commission. Cape Bancorp does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required under applicable law.
3 Financial Highlights C A P E B A N C O R P
Total Assets (dollars in millions) Total Assets 4 C A P E B A N C O R P (CHART)
Total Assets 5 C A P E B A N C O R P 3/31/2014 12/31/2013 (CHART) (CHART)
Net Loans (dollars in millions) Net Loans 6 C A P E B A N C O R P (CHART)
Loan Composition (dollars in millions) Net Loans 7 C A P E B A N C O R P (CHART)
Investment Portfolio Composition 12/31/2013 8 C A P E B A N C O R P Fair Value 3/31/2014 (CHART) (CHART)
9 Credit Performance C A P E B A N C O R P (CHART)
Deposit Composition (dollars in millions) Deposits 10 C A P E B A N C O R P (CHART)
Capital Trends 11 C A P E B A N C O R P (CHART)
12 C A P E B A N C O R P Net Income Net Income (dollars in thousands) 2013 Net Income $5,551 (CHART)
13 C A P E B A N C O R P Stock Price (CHART)
Key Points 14 C A P E B A N C O R P Q1 2013 Opened New Market Development Office - Radnor, Pennsylvania Capital Management Quarterly Cash Dividend Increased in Q4 2013 Completed 2 Stock Buybacks 5% Per Buyback Total of 1,301,116 Shares Third buyback currently being executed
Key Points 15 C A P E B A N C O R P Q4 2013 Converted to New Provider for Core Processing - FiServ December 2013 Exited Residential Mortgage Originations
Key Points 2014 16 C A P E B A N C O R P Q1 2014 Core Earnings of $2.0MM Commercial Loan balance decline of only $3.5MM Exited 2 large troubles commercial loan credits - $14MM Focus for Remainder of 2014 Commercial Loan Growth Deposit Growth Continued Growth in Core Earnings
17 C A P E B A N C O R P Questions? C A P E B A N C O R P